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                                                                   EXHIBIT 99.1



FOR IMMEDIATE RELEASE

CONTACT:
Matthew E. Devine                         Joseph N. Jaffoni
Chief Financial Officer                   David C. Collins
Chancellor Media Corporation              Jaffoni & Collins Incorporated
972/869-9020                              212/505-3015


                    EVERGREEN MEDIA/CHANCELLOR BROADCASTING
                           MERGER CLOSES SEPTEMBER 5


Irving, and Dallas, Texas, September 5, 1997 - Evergreen Media Corporation (Nasdaq: EVGM) and Chancellor Broadcasting Company (Nasdaq: CBCA) announced today that the merger of the two companies to create Chancellor Media Corporation has been consummated effective September 5, 1997. The common shares of Chancellor Media Corporation will trade from the opening of business on September 8, 1997 on the Nasdaq National Market under the symbol "AMFM."

Pursuant to the terms of the merger, all of Chancellor Broadcasting's common stock is being exchanged for a fixed per share consideration of 0.9091 shares of Evergreen's Common Stock in a tax-free exchange. Based on the number of shares of Chancellor Common Stock and options to purchase shares of Chancellor Common Stock outstanding, Evergreen, which is being renamed Chancellor Media Corporation, is issuing approximately 17.3 million shares and assuming Chancellor options representing the right to purchase approximately 1.8 million shares of Chancellor Media Common Stock. The new Chancellor Media Corporation is also assuming or refinancing approximately $812 million of Chancellor Broadcasting's outstanding long-term debt and issuing three series of preferred stock in exchange for preferred stock of Chancellor having an aggregate liquidation preference of approximately $440 million. Giving effect to consummation of the merger, Chancellor Media Corporation has approximately 70.6 million common equivalent shares outstanding, which includes shares issuable upon exercise of options and conversion of convertible preferred stock.

Of the three series of preferred stock being issued in the merger, two such series - the 7% Convertible Preferred Stock of Chancellor Media Corporation and the 12% Exchangeable Preferred Stock of Chancellor Media Corporation of Los Angeles - are being issued in exchange for two series of preferred stock that have not been registered under the Securities Act of 1933, as amended (the "Act"). The 7% Convertible Preferred Stock of Chancellor Media Corporation, which is being issued in exchange for Chancellor Broadcasting Company's 7% Convertible Preferred Stock, and the 12% Exchangeable Preferred Stock of Chancellor Media Corporation of Los Angeles, which is being issued in exchange for Chancellor Radio Broadcasting Company's 12% Exchangeable Preferred Stock, had been registered under the Act and, accordingly, the transfer restrictions previously applicable to the 7% Convertible Preferred Stock of Chancellor Broadcasting Company and the 12% Exchangeable Preferred Stock of Chancellor Radio Broadcasting Company will no longer apply after consummation of the merger. Liquidated damages and additional dividends, which have been accruing on these securities pursuant to registration rights agreements entered into in connection with their original placement, will cease to accrue as of the merger date. Previously accrued liquidated damages of $.02465 per share of Chancellor Media Corporation's 7% Convertible Preferred Stock will be paid on October 15, 1997, to holders of record on October 1, 1997, and previously accrued additional dividends of $.04028 per share of Chancellor Media Corporation of Los Angeles' 12% Exchangeable Preferred Stock will be paid on January 15, 1998, to holders of record on January 1, 1998.

The $3.00 Convertible Exchangeable Preferred Stock, which was issued in June of 1997 by Evergreen Media Corporation and which will remain outstanding after the merger, as well as the 8 3/4% Senior Subordinated Notes

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due 2007 issued in June of 1997 by Chancellor Radio Broadcasting Company which will be assumed by Chancellor Media Corporation of Los Angeles, have not been registered to date under the Act. These securities remain subject to transfer restrictions under the Act. Chancellor Media expects to comply with its registration obligations with respect to these securities without incurring any liability for liquidated damages or other similar payments.

Chancellor Media Corporation is being formed by the merger of Evergreen Media Corporation and Chancellor Broadcasting Company, as well as radio properties acquired form Viacom Inc., Gannett Company, Inc., Bonneville International Corporation and others. Upon consummation of all announced transactions, Chancellor Media will own and operate 99 radio stations in 21 of the nation's largest markets.

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